UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 28, 2016

Applied DNA Sciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-36745 (Commission File Number)	59-2262718 (IRS Employer Identification No.)

50 Health Sciences Drive
Stony Brook, New York 11790
(Address of principal executive offices; zip code)

Registrant’s telephone number, including area code:

631-240-8800

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 28, 2016, Applied DNA Sciences, Inc. (the “Company”) entered in an Employment Agreement (the “Agreement) with Dr. James A. Hayward, the Company’s Chairman, President and Chief Executive Officer, which Agreement became effective July 1, 2016. The Agreement supersedes the Employment Agreement entered into with Dr. Hayward dated July 11, 2011. The Agreement provides that Dr. Hayward will continue to be our Chief Executive Officer and will continue to serve on our Board of Directors. The term of the Agreement began on July 1, 2016 and will end on June 30, 2017. Thereafter, the term will automatically be renewed for successive one-year periods unless either party provides written notice of non-renewal to the other at least 90 days before the end of the then current term.

Pursuant to the Agreement, Dr. Hayward’s annual base salary is $400,000, which Dr. Hayward voluntarily reduced to $300,000 effective May 7, 2016. The Board of Directors and/or the Compensation Committee of the Board will review Dr. Hayward’s base salary annually. The Board or the Compensation Committee, acting in its discretion, may increase (but may not decrease unless elected by Dr. Hayward) the annual rate of Dr. Hayward’s base salary. The Board of Directors, acting in its discretion, may grant annual bonuses to Dr. Hayward. Dr. Hayward will be eligible for a special cash incentive bonus of up to $800,000, to be earned as follows: $300,000 for the first fiscal year ending after the date hereof in which the Company’s revenue equals at least $8 million, plus $100,000 for each $2 million of revenue in excess of $8 million. Dr. Hayward will be eligible for annual equity awards under the Company’s equity incentive plan, will be entitled to certain benefits and perquisites and will be eligible to participate in retirement, welfare and incentive plans available to our other executives.

The Agreement with Dr. Hayward also provides that if he is terminated before the end of the initial or the first two renewal terms by us without cause or if Dr. Hayward terminates his employment for “good reason” (as defined in the Agreement), then, in addition to previously earned and unpaid salary, bonus and benefits, and subject to the delivery of a general release and continuing compliance with restrictive covenants, Dr. Hayward will be entitled to receive a pro rata portion of the greater of either (X) the annual bonus he would have received if employment had continued through the end of the year of termination or (Y) the prior year’s bonus; salary continuation payments for two years following termination equal to the greater of (i) three times base salary or (ii) two times base salary plus bonus; company-paid COBRA continuation coverage for 18 months post-termination; continuing life insurance benefits (if any) for two years; and extended exercisability of outstanding vested options (for three years from termination date or, if earlier, the expiration of the fixed option term). If termination of employment as described above occurs within six months before or two years after a change in control of the Company, then, in addition to the above payments and benefits, all of Dr. Hayward’s outstanding options and other equity incentive awards will become fully vested and Dr. Hayward will receive a lump sum payment of the amounts that would otherwise be paid as salary continuation. In general, a change in control will include a 30% or more change in ownership of the Company.

Upon termination due to death or disability, Dr. Hayward will generally be entitled to receive the same payments and benefits he would have received if his employment had been terminated by the Company without cause (as described in the preceding paragraph), other than salary continuation payments.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits

10.1	Employment Agreement by and between Applied DNA Sciences, Inc. and James A. Hayward entered into on July 28, 2016, effective July 1, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 2, 2016	APPLIED DNA SCIENCES, INC.

	By:	/s/ James A. Hayward
	Name:	James A. Hayward
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement by and between Applied DNA Sciences, Inc. and James A. Hayward entered into on July 28, 2016, effective July 1, 2016.